EXHIBIT 2.2

FIRST AMENDMENT TO AGREEMENT AND

PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER by and between DRIVEN DELIVERIES, INC., a Delaware Corporation (“DRVD”), STEM HOLDINGS, INC., a Nevada corporation (“STEM”), and STEM DRIVEN ACQUISITION, INC. (“SDA”) (the “Amendment”) is dated as of December 28, 2020. Each of the DRVD, STEM and SDA are referred to herein as a “Party”, and collectively as the “Parties.”

WHEREAS, on October 5, 2020, the Parties entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) which provided for the merger of DRVD and STEM (the “Merger”); and

WHEREAS, the Parties desire to close the Merger on or about December 28, 2020, despite the fact that certain events required in connection with the Merger (the “Post-Closing Conditions”) have not yet occurred and will not occur until the middle of January 2021; and

WHEREAS, the specific Post-Closing Conditions are 1) the effectiveness of a Registration Statement on Form S-4 filed by STEM on December 28, 2020 and 2) Action by FINRA (or such other applicable agency) approving and implementing the actions detailed in DRVD’s Notice of Corporate Action which it has filed with the applicable authority; and

WHEREAS, the purpose of this Amendment is to add certain Post-Closing Conditions to the Merger Agreement with respect to the events detailed herein.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Post-Closing Conditions. The following language is added to the Merger Agreement as Section 6.5:

“6.5 Post-Closing Conditions. Notwithstanding the earlier closing of the Merger transactions, the following post-closing conditions shall be satisfied prior to the issuance of any shares by STEM pursuant to the Merger and cessation of trading in the shares of DRVD:

(a)	The Registration Statement on Form S-4 filed by STEM on December 28, 2020 shall become effective as to the STEM shares issued in the Merger transaction; and

(b)	The Corporate Actions included in the Issuer Related Corporate Action Notification filed by DRVD on or about December 21, 2020 shall have been reviewed and the requested actions authorized by FINRA (or its equivalent).”

2. In all other respects, the term of the Merger Agreement shall remain unchanged.

IN WITNESS WHEREOF, each of the undersigned has duly executed this First Amendment to Agreement and Plan of Reorganization on the date first above written.

STEM HOLDINGS, INC.

By:	/s/ Adam Berk
Adam Berk, President

DRIVEN DELIVERIES, INC.

By:	/s/ Brian Hayek
Brian Hayek, Chief Financial Officer

By:	/s/ Salvador Villanueva
Salvador Villanueva, President

STEM DRIVEN ACQUISITION, INC.

By:	/s/ Adam Berk
Adam Berk, President